Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Members and Board of Managers
Timber Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-236526) on Form S-4 of Timber Pharmaceuticals, Inc. (formerly BioPharmX Corporation) of our report dated February 14, 2020, with respect to the consolidated balance sheet of Timber Pharmaceuticals LLC and subsidiary as of December 31, 2019, the related consolidated statements of operations, members’ deficit, and cash flows for period from February 26, 2019 (inception) through December 31, 2019 and the related notes, which report appears in the current report on Form 8-K of Timber Pharmaceuticals, Inc. dated May 22, 2020.

Our report dated February 14, 2020, contains an explanatory paragraph that states that Timber Pharmaceuticals LLC has suffered a loss from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Short Hills, New Jersey
May 22, 2020